Exhibit 99.1

December 20, 2019

Better Choice Company Announces Closing of $28 Million Financing and Acquisition of Halo, Purely for Pets®

NEW YORK, Dec. 20, 2019 (GLOBE NEWSWIRE) -- Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness CBD company, today announced the closing of its previously announced acquisition of holistic pet foods leader Halo, Purely for Pets® (“Halo®”) and $28 million financing.

Halo is a premium, natural pet food brand with a rich 30-year operating history. Halo’s products consist of a diversified dog and cat portfolio, derived from real whole meat and no rendered meat meal, which is highly digestible due to use of real whole protein. E-commerce is Halo’s largest and fastest growing distribution channel complimenting its brick and mortar presence in leading U.S. retail outlets, including PetSmart and Petco®.

The Halo acquisition is complimentary to the animal health and wellness strategy of Better Choice with its existing brands that include direct-to-consumer premium dehydrated raw pet food through TruDog, Orapup, TruCat and Rawgo as well as hemp-derived CBD pet products.

As part of the transaction Halo Chief Executive Officer, Werner Von Pein, and Chief Strategy Officer, Rob Sauermann, will remain part of the team to lead the operations of this subsidiary, continue to grow distribution via e- commerce, explore Food/Drug/Mass channel expansion opportunities and maintain revenue internationally.

Total consideration for the Halo acquisition is approximately $46.9 million comprised of $23.5 million in cash, $15.0 million in junior subordinated purchaser notes and $8.5 million of common equity.

“We are pleased to close on our financing and welcome Halo to the Better Choice portfolio of premium animal health and wellness brands,” said Damian Dalla-Longa, CEO of Better Choice. “Halo will add to our existing consumer product goods portfolio a global, e-commerce presence as well as operational, financial and commercial synergies. The addition of Werner and Rob will add depth to our team and provide us invaluable strategy and insight going forward.”

“Rob, myself and the rest of the Halo team are eager to join Better Choice in our shared mission to provide better health options for animals,” said Werner von Pein, CEO of Halo. “As part of Better Choice, we will focus on expanding our company’s footprint providing a greater reach of our quality holistic pet foods.”

Under the terms of the offering, Better Choice Company has closed on $28 million in aggregate principal amount of Senior Secured Credit Facilities. Interest on the Notes will have a 12% annualized cash interest payable monthly, maturing 12 months from the date of issuance with no prepayment penalty. The financing is also accompanied with $20.0 million of personal guarantees from Insiders and key Stakeholders.

Jefferies LLC served as exclusive financial advisor to Halo. Greenberg Traurig represented Halo as counsel. Latham & Watkins served as corporate counsel for Better Choice.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, the Warrants or the common stock issuable upon exercise or conversion of the Notes or the Warrants (collectively, the “Securities”) nor shall there be any sale of the Securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The Securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Halo, Purely for Pets®
For over 30 years, Halo® has been dedicated to creating exceptional food that pets love and pet parents trust. Halo® prides itself on the quality of its pet nutrition products using OrigiNative™ GAP and MSC-certified proteins that say no to factory farming and offer Superior Digestibility. Halo also uses Non-GMO Vegetables in its pet food designed and formulated by an experienced and respected animal nutritionist, and consulted with veterinarians to ensure Halo®  continues to offer the best pet food. With more than 1 million votes cast by readers in the largest survey of vegan products in the world, Garden of Vegan® won the prestigious 2018 VegNews Veggie Award for “Best Dog Food,” leaping ahead of the competition.

About Better Choice Company, Inc.
Better Choice Company, Inc ("BTTR") is a publicly traded CBD animal health and wellness company founded on the belief that good health practices and nutrition contribute to, and promote, a higher quality of life. The Company has built a portfolio of global animal wellness brands, including TruPet, TruGold and Elvis Presley's Hound Dog. BTTR's core product lines comprise ultra-premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation  Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,”  “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Better Choice has based these forward-looking statements largely on our  current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by   these forward-looking statements may not be achieved. Further information on Better Choice’s risk factors is contained in its filings with the Securities and Exchange Commission. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contacts:
Better Choice Company, Inc.
Damian Dalla-Longa, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
BTTR@KCSA.com

Media Contact:
KCSA Strategic Communications
Caitlin Kasunich, Senior Vice President
212-896-1241
BTTR@KCSA.com